Debt Repayment Agreement
American DG Energy, a Delaware corporation located at 45 First Avenue, Waltham, MA 02451, (the “Company”), and Trifon and Despina Pantopoulou Natsis (the “Debt Holders”) (hereinafter referred to jointly as the “Parties”), entered into a convertible debt agreement executed on August 9, 2016 (the “Debt Agreement”) for the debt amount of $3,416,681.00 (the “Debt”).

WHEREAS, the Company wishes to repay the Debt to the Debt Holders and the Debt Holders desire cash;

THEREFORE, the Parties agree to the following:

1.
The Debt Holders accept from the Company the amount of $3,058,943 on December 23, 2016 as full repayment of the Debt. The Debt Holders acknowledge and agree that with the repayment of $3,058,943 from the Company on December 23, 2016, that the Company has repaid the Debt in full and the Company no longer has any outstanding debt or obligations to the Debt Holders.

Entire Agreement: This Debt Repayment Agreement (the “Agreement”) constitutes the sole and entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter.

Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Debt Holders                         American DG Energy Inc.
Signed By:________________                Signed By:_________________
Name:                             Name:
Title:                             Title: